FARM MANAGEMENT AGREEMENT

Summary of Key Terms
Manager	LIMONEIRA COMPANY, a Delaware corporation
CAPS	CAPITAL AGRICULTURAL PROPERTY SERVICES, INC., a Delaware Corporation
Owner	PAI CENTURION CITRUS, LLC, a Delaware limited liability company
Property Name	Centurion Citrus
Property Location	Tulare County, California (the “State”) and is more fully described in Exhibit “A” attached hereto
Acreage	2,699.7 planted acres
Use	Citrus (Lemons, Cara Caras, Blood Oranges, other navel varieties; mandarins, including Satsuma-sumo, minneola, and tangelo; grapefruit and pomelos) & Pistachio Orchards
Effective Date	January 31, 2023
Expiration Date	March 31, 2024 (subject to renewal pursuant to Paragraph 6 or termination pursuant to Paragraphs 7 or 8)
Management Fee
Seven Hundred Seventy-Seven Thousand, Five Hundred Thirteen and 60/100th Dollars ($777,513.60) per year, based on Two Hundred Eighty-Eight Dollars ($288.00) per planted acre per year assuming 2,699.7 planted acres – See Paragraph 5

Organic	No
Leading Harvest	Yes (to be enrolled)
Reporting Requirements	See Paragraph 2
Insurance Requirements	See Paragraph 1(m)

Budget Due Date	August 1st of each year during the Term
Fiscal Year	The twelve month period from April 1st to March 31st of the following calendar year
Residences subject to this Agreement
Yes (4)
a.1,625 SF Single Family Residence
4545 Road 256, #5, Ducor, CA 93218
b.3,800 SF Single Family Residence
26000-A Ave 116, Porterville, CA 93257
c.1,267 SF Single Family Residence
1296 E. Teapot Dome, Porterville, CA 93257
d.1,200 SF Single Family Residence
12009 Road 264, Porterville, CA 93257

Other Structures subject to this Agreement	Yes – Office: 2,600 SF, 26000 Ave 116, Porterville, CA 93257

This Farm Management Agreement (the “Agreement”) is made and entered into to be effective for all purposes as of the Effective Date set forth above by and between CAPS and Manager (CAPS and Manager are collectively referred to herein as the “Parties”). This Agreement is made with respect to the following facts and circumstances which the Parties affirm as true and accurate:

A.    CAPS has been engaged by Owner to provide certain property management services and functions with respect to certain agricultural property described above, together with related water delivery systems, irrigation equipment and apparatus, buildings, permanent plantings, and other improvements (collectively, the “Land”).

B.    CAPS is charged with supervising and monitoring the use, operation, farming, and maintenance of the Land for the efficient production of certain crops thereon.

C.    The Manager is experienced and engaged in the business of managing and conducting agricultural operations of the kind desired by CAPS in connection with the Land, and provides such services to parties other than CAPS; and

D.    The parties hereto desire to enter into an agreement to engage the Manager to render management services with respect to the Land under the supervision and direction of CAPS as provided in this Agreement.

NOW, THEREFORE, in order to carry out their mutual intent as expressed above, and in consideration of the mutual agreement hereinafter contained and other good and valuable consideration, the Parties hereby covenant and agree as follows:

1.     Services of Manager. Manager shall, subject to the terms and conditions of this Agreement and within the limits of the Approved Budget (as defined in Paragraph 3 below), employing the customary standards of husbandry in the area applicable to properties similar to the Land, undertake on behalf of CAPS, full and complete management, supervision and control of the development and operation of the Land so as to achieve and maintain maximum efficient economic production therefrom. Manager’s specific duties shall include, without limitation, the obligation to:

(a)    Manage and operate the Land as necessary and desirable for efficient planting, cultivating, growing, and harvesting, which activities include, without limitation: land preparation, planting, crop management, irrigating, installation and maintenance of irrigation systems, frost protection, winterizing, fertilizing, pesticide and herbicide application, pest management, harvesting, and other development and cultivation practices.

(b)     Participate with CAPS as to selling and marketing the crops now or hereafter grown on the Land, including providing assistance with the development of a marketing plan for the crops grown on the Land as CAPS shall require and selecting marketers with CAPS reserving final approval. Manager shall maintain a system to trace forward raw product through harvest contractor harvesting and hauling fruit to each receiving facility and to receive traceback information from the facility handling the fruit.

(c)    Operate, repair and maintain the capital improvements located on the Land (the “Improvements”; the Land and the Improvements are collectively referred to herein as the “Property”), including but not limited to all Residences subject to this Agreement and Other Structures subject to this Agreement described in the Summary of Terms (including any shops, residences and other structures), the well pumps and motors (if any), the irrigation systems and apparatus and any other equipment located on the Land, in good order and in an operating condition comparable to the condition of such Improvements on the Effective Date, normal and expected wear and tear excepted.

(d)    Prepare and submit to CAPS for review and approval, proposed operating budgets and development plans in accordance with the requirements of Paragraph 3 hereof.

(e)    Carry out and supervise the execution of Approved Budgets, as well as any plans, supplemental budgets and supplemental plans approved by CAPS.

(f)    Secure qualified persons, contractors, or firms to perform all of the work or services required of Manager and supervise such labor as may be necessary or appropriate to carry out the purposes of this Agreement. Except as set forth in Paragraphs 3 and 4 of this Agreement and subject to the Approved Budget, the cost of such persons, contractors or firms allocatable to the Property shall be reimbursed to Manager by CAPS. In this regard, Manager agrees to have in its employ at all times, a sufficient number of capable, competent and adequately trained employees to enable it to properly, adequately, safely and economically manage, operate and maintain the Property.

(g)    Purchase and supply such materials and supplies as may be reasonably necessary or appropriate to carry out the purposes of this Agreement, subject to the Approved Budget and CAPS’ approval rights pursuant to this Agreement. To the extent they are not reflected in the purchase price paid for any such materials and supplies, all discounts and rebates resulting from any such purchases shall be shown as a reduction in the actual costs of operation and management of the Property.

(h)    Except as the authority of Manager may be limited by this Agreement or by the written instructions of CAPS which may be given from time to time, represent CAPS as an independent contractor farm manager in all business and transactions relating to the farming, operations and maintenance of the Property.

(i)    Pay promptly and directly to CAPS, at the address set forth in Paragraph 19 below, all monies accruing from all operations on the Land or with respect to the Property, if any and as applicable.

(j)    Keep full and adequate books of account, tax records and other records relative to the operation of the Property and its services pursuant to this Agreement in accordance with the requirements of Paragraph 2; however this provision shall not apply to Manager’s federal or state income tax filings, or other tax and accounting records at the corporate level which do not contain specific information regarding the Property or operations under this Agreement (the “Manager’s Corporate Records”).

(k)    Notwithstanding the provisions of Paragraph 3 of this Agreement, take such action as may be reasonably necessary in an emergency or in other circumstances that do not permit delay, to appropriately address such emergency and to protect the Property and growing crops or future crops and personnel from damage or loss, provided that in each instance of action taken pursuant to this subparagraph (k), telephone notice of such action taken shall be given to CAPS with respect to such emergency or other circumstances within twenty-four hours and written notice by email with details and costs estimates shall be provided to CAPS within two (2) business days, and the cost of such action shall not exceed $25,000.00. Costs which are in excess of such limitation will not be a “Reimbursable Expense” as defined in Paragraph 4 below, without the prior written consent of CAPS.

(l)    Comply with all applicable Federal, State, County and other governmental laws, statutes, ordinances and public regulations relating to the services performed under this Agreement, including the handling and use of all chemicals and/or hazardous materials.

(m)    Obtain entirely at its own expense, pay all premiums for and keep in force and effect during the term of this Agreement:

(i)a policy or policies of broad coverage general liability insurance in an amount of $5,000,000 per occurrence and in the aggregate, with a deductible no greater than $50,000, insuring against liability for loss, damage or injury to property or persons which might arise out of the management, operations or maintenance of the Property, Manager’s acts and omissions and the indemnification by Manager as herein provided.

(ii)a policy or policies of worker’s compensation insurance for all employees engaged on or with respect to the Property with a company legally authorized to write such insurance in the state where the Land is located and otherwise in compliance with all applicable laws, which policy or polices shall be in an amount equal to the greater of (i) the amount required by applicable law, and (ii) $1,000,000 per employee for bodily injury, $1,000,000 by disease and $1,000,000 per employee by disease.

(iii)a policy or policies of automobile liability insurance covering all owned, hired, and non-owned vehicles used in connection with the performance of the obligations under this Agreement in a combined single limit of not less than $1,000,000.

Manager shall add CAPS and Owner as additional insureds on such insurance policies (except worker’s compensation), which policies shall be issued by insurers that are acceptable to CAPS, provide that the insurance is primary, with no right of contribution by any policies carried by CAPS or Owner, and provide that such policy cannot be cancelled or terminated without 30 days prior written notice to CAPS. Manager will supply proof of coverage (in a form satisfactory to CAPS) satisfying this subsection (m) in connection with the execution of this Agreement, on an ongoing basis at least thirty (30) days prior to the expiration of the then-current policy and at any other time at the request of CAPS. All costs and premiums associated with such policies shall be charged to and payable by Manager. All insurance policies required under this Agreement shall contain a waiver of subrogation in favor of CAPS and Owner. CAPS, Owner or a representative of CAPS or Owner shall maintain the right, but not the obligation, to secure any insurance policies required in this Agreement if Manager fails to provide evidence of such insurance within 5 days of expiration.

(n)    Ensure, and on request of CAPS provide evidence, that all service providers contracted by Manager which are working on the Land carry the same insurance set forth in subparagraph (m) above, or such other coverages as may be deemed acceptable to CAPS.

(o)    Review vendor invoices and bills and forward to CAPS for review and processing on a periodic, but not less frequently than monthly, basis. All required reports and records shall be submitted on a timely basis to enable CAPS to review and approve payments on or before the applicable due date.

(p)    Manager acknowledges that CAPS and Owner intend to enroll the Land in the Leading Harvest Farm Management Program (the “Leading Harvest Program”) at the earliest available opportunity. Manager shall (i) carry out its obligations under this Agreement in a sustainable manner in compliance with all requirements of the Leading Harvest Program, (iii) cooperate with and assist CAPS in enrolling the Land in, and maintaining the certification of the Land under, the Leading Harvest Program during the term of this Agreement, (iii) comply with all instructions of CAPS relating to the Leading Harvest Program, and (iv) not take, cause or permit any action or omission that could cause the Land or the crops grown thereon to fail to qualify for such certification under the Leading Harvest Program.

2.    Accounts, Records and Information. Manager shall keep and maintain complete, legible, reproducible, accurate records of its operations on and management of the Property, including without limitation, accounting records maintained in accordance with generally accepted accounting principles as consistently applied to the agricultural industry (subject to the written instruction of CAPS to follow other procedures), and maintain sufficient records to enable CAPS: (i) to conduct thorough and complete financial audits of all of Manager’s activities on the Land, (ii) to comply with all applicable requirements of taxing authorities, (iii) to satisfy records requirements of all applicable laws, including without limitation the Fair Labor Standards Act, the Occupational Safety and Health Act and the Immigration Reform and Control Act of 1986, (iv) to have all records required by federal, state or local statute or ordinance pertaining to the use, storage, mixing, application, handling, transportation or disposal of motor fuels or lubricants, agricultural chemicals, fertilizers, herbicides, pesticides or other toxic or hazardous materials, including without limitation, Pesticide Use Reports, (v) to satisfy records requirements with respect to any permit required in connection with the Property, including without limitation, under the Federal Clean Air Act and the State Clean Air Act or any rule or regulation promulgated thereunder, or otherwise, including without limitation, preparing and complying with fugitive dust and particulate matter control plans, (vi) to comply with any well usage or groundwater management requirements, including any applicable groundwater basin sustainability plans and all applicable laws and regulations, and (vii) to comply with any waste water discharge requirements under the Federal Clean Water Act and the State Porter-Cologne Water Quality Control Act or any rule or regulation promulgated thereunder.
Owner and CAPS shall have the right at any time during the term hereof to inspect, audit, review and copy any or all of the records and information maintained, created or retained by Manager under this Paragraph 2 upon seven (7) business day’s notice (provided that with respect to any formal audit, Owner shall use its best efforts to provide thirty (30) days notice), with any inspection to be performed during normal business hours and at the sole cost and expense of CAPS. Owner and CAPS shall not be entitle to inspect audit, review and copy Manager’s Corporate Records, unless such are recommended by a third party auditor as a result of any irregularities or discrepancies noted, and then only as reasonably redacted. At the conclusion of the term hereof, to the extent such documents have not previously been provided to CAPS, Manager shall provide CAPS with copies of all such records or otherwise assure CAPS to its satisfaction that such records and information will be maintained and available to CAPS for any period of time required by law, but in any event no less than ten years.

    Without limiting the foregoing, Manager shall prepare and submit to CAPS the following reports in accordance with the deadlines set forth below:

(a)    On a monthly basis, Manager shall supply CAPS with a comparison of year-to-date budget versus year-to-date actual expenses. To the extent the Approved Budget is broken down by ranch or commodity within the Property, the monthly reporting shall mirror such structure. CAPS reserves the right to periodically request variance explanations.

(c)    On a monthly basis, Manager shall provide monthly meter readings for each groundwater well on the Land. Monthly readings shall be taken on the same day of the month (exact date to be determined between the parties), unless such day falls on a weekend or holiday during which no other work on the Land is occurring, in which case it shall be taken on the business day closest thereto.

(d)    Within 30 days of the receipt, the following:

(1)Tissue analysis reports;
(2) Soil analysis reports;
(3)Harvesting data with reconciliation reports, if applicable;
(4)Reports of well pump efficiency tests; and
(5) Water quality reports.

(e)    Such other reports and information relating to the Land, crops grown thereon, the Improvements and Manager’s activities in connection therewith as may be requested by CAPS.

3.    Budget and Development Plan. On or before the Budget Due Date set forth above, Manager shall prepare and submit to CAPS for its approval for the next succeeding Fiscal Year (i) a budget for the operation and management of the Property, (ii) a capital improvement plan setting forth proposed improvements, if any, to be made to the Property, (iii) a statement of funding requirements to carry out the budget and any development plan for the applicable Fiscal

Year, and (iv) a statement that supports the annual budget and development plan regarding: (1) labor categories and applicable hourly and or monthly rates, (2) all calculations detailing labor benefits (including without limitation temporary worker housing costs) and payroll burdens, and (3) all farming equipment charges either per hour or per acre, including notation of changes in items (1) through (3) from the prior year (collectively hereinafter referred to as the “Proposed Budget”).

(a)Each Proposed Budget shall be prepared in a manner acceptable to CAPS and shall set forth Manager’s best judgment of operational and developmental costs and expenses to be incurred by Manager in the operation and management of the Property during the Fiscal Year for which such Proposed Budget is submitted. CAPS shall have sixty (60) days from date of receipt to either approve or revise such Proposed Budget, in coordination with Manager, subject to extension by CAPS as needed to obtain approval of such Proposed Budget from Owner. Upon approval, CAPS shall notify Manager in writing, including a copy of the approved Proposed Budget, which shall thereafter, unless reasonably objected to by Manager within 10 business days of receipt thereof, establish the basis for the management and operation of the Property by Manager for the Fiscal Year or applicable twelve month period, as the case may be, and shall be referred to as the “Approved Budget.” The Approved Budget shall not be modified or changed without CAPS’ prior written approval, which shall not be unreasonably withheld or delayed for changes required due to matters outside of Manager’s control. In the event the Proposed Budget is not approved by the start of each Fiscal Year, then at either Party’s election on 30 days’ notice to the other Party, this Agreement shall terminate. If no Party elects to terminate, then Manager and CAPS shall cooperate in good faith to fund and continue the normal and recurring expenses for the Property and provided that any incurrence of extraordinary expenses or capital improvements for the Property shall be subject to the prior written consent of CAPS.

For the initial partial Fiscal Year of this Agreement, the initial Approved Budget shall be approved prior to the execution of this Agreement.

(b)    Manager shall use its best efforts to operate and manage the Property within the scope of the Approved Budget; however, CAPS and Manager recognize that the actual costs of operation and management of the Property may vary from those set forth in an Approved Budget and agree that the Manager may, without prior written approval of CAPS, exceed the Approved Budget in the aggregate, by up to five percent (5%).

(c)    Manager shall not incur for CAPS’ account, nor shall Manager be reimbursed for, any cost incurred for any single line item that exceeds the annual amount shown in the Approved Budget for such Budget Category by five percent (5%) unless:

(i)    The prior approval of CAPS is obtained before such cost is incurred; or,

(ii)    The following conditions shall have been satisfied with respect to such excess:
(1)    Manager shall have notified CAPS orally or in writing of such anticipated excess cost and either (A) Manager shall not have received a written objection to the incurrence thereof from CAPS within 10 days after mailing of such notice in the manner provided in Paragraph 19 hereof; or (B) Manager shall have received the written approval of the incurring of such anticipated excess costs from CAPS; or

(2)    Manager shall have notified CAPS orally or in writing of the existence of an emergency situation which requires that an excess cost be incurred and either (A) shall not have received an oral or written objection to the incurrence thereof from CAPS within 24 hours after the transmission of such notice; or (B) shall have received from CAPS oral or written approval of the incurrence thereof. In the case of any oral communications made pursuant to this paragraph, the party initiating the communication shall promptly follow such communication with written confirmation thereof.

(d)At CAPS request only, Manager shall prepare and submit to CAPS a report (the “Mid-Year Budget Report”), reflecting any proposed adjustments to the Annual Budget as a result of any winter hardship, or other unexpected occurrence with respect to the farming operation conducted on the Land, and anticipated impacts on projected yields; provided that CAPS is under no obligation to make adjustments to the Annual Budget as a result of the requests and recommendations listed in the Mid-Year Budget Report.

(e)The Budget Categories and amounts shown in the Approved Budget for any given Fiscal Year, prior to any updating to reflect actual costs of operation and management, shall be used for purposes of determining whether Manager has exceeded the budget overrun limitations contained in this Paragraph 3.

    4.    Reimbursement of Expenses. CAPS will reimburse Manager for all costs and expenses actually incurred without any markup or increase above actual costs, and which are set forth as approved expenditures in the Approved Budget or are otherwise reimbursable pursuant to Section 3, above (“Reimbursable Expenses”). Such expenses will be paid, and reimbursement will be made, on the following terms and conditions:

(a)    Payment of Expenses. Manager agrees and covenants that the Manager will promptly pay all bills, invoices, costs, fees and expenses which come due in connection with the farming operation conducted on the Land or otherwise in connection with the Property and will not permit any outstanding amount to become a lien against the Property.

(b)    Requests for Reimbursement. Manager shall submit to CAPS monthly: (i) a statement of all costs, expenses and payments, if any, incurred or made by Manager pursuant to this Agreement (“Statement of Expenses”), and (ii) supporting documentation, including paid invoices, receipts and the like, reasonably required by CAPS to verify the costs, expenses and payments for which Manager seeks reimbursement (collectively, the “Reimbursement Request”); provided that if more detailed information is requested by CAPS as to specific items or categories of item, then such shall be provided promptly upon request, or on a continuing prospective basis, as applicable. Notwithstanding the foregoing, Manager may submit a Reimbursement Request more frequently than monthly for extraordinary, non-recurring expenses that CAPS has approved in advance. The Reimbursement Request shall be prepared and delivered to CAPS so as to coincide with specified dates in CAPS’ normal accounting cycle to enable CAPS’ review thereof in a timely manner.

(c)    Reimbursement. Within fifteen (15) days of CAPS’ receipt of a properly formatted and complete Reimbursement Request, CAPS shall reimburse Manager all amounts set forth thereon that were properly incurred by Manager in accordance with this Agreement and not previously reimbursed or paid directly by CAPS and are not in excess of the amounts set forth in the Approved Budget (except as expressly permitted pursuant to Section 3, above). Under no circumstances shall CAPS be obligated to reimburse Manager for any costs, expenses or payments not incurred or made pursuant to and in accordance with the terms and conditions of this Agreement, but CAPS shall timely reimburse Manager for items not so disputed. CAPS shall deliver notice to Manager of any items contained in a Reimbursement Request to which CAPS objects and, upon receipt of such notice, Manager shall furnish CAPS with such additional information concerning the disputed items(s) as may be reasonably necessary to determine their propriety or withdraw the request for reimbursement for such item(s). If, after review of any additional information submitted by Manager, CAPS properly determines that such item(s) are not reimbursable under this Agreement, any amount which has been reimbursed or paid by CAPS with respect to such item(s) shall, at CAPS’ option, be repaid to CAPS by Manager or deducted by CAPS from amounts payable to Manager in the future.

(d)    Non-reimbursable Expenses. Notwithstanding anything in this Agreement to the contrary, the following items may not be submitted for reimbursement by Manager, but shall be paid by Manager from the Management Fee or otherwise: (i) salaries, benefits or expenses of Manager’s employees who are senior to the ranch manager assigned to the Land (which at the inception of this Agreement is Dyson Schneider); (ii) salaries, benefits and other costs associated with Manager’s accounting staff and process; (iii) Manager’s office expense, except for ranch offices which have been approved as a line item in the Approved Budget; (iv) Manager’s general liability insurance premiums; (v) taxes levied on Manager’s income or property; (vi) premiums for fidelity bonds, director’s and officer’s or professional liability insurance; (vii) office equipment, and software, (viii) interest charges, penalties or late fees resulting from Manager’s failure to promptly pay all bills, invoices, costs, fees and expenses which come due in connection with the farming operation conducted on the Land or otherwise in connection with the Property, or (ix) Manager’s legal and accounting fees.

5.    Management Fee. CAPS shall pay Manager the Management Fee set forth in the Summary of Key Terms for Manager’s services rendered hereunder in twelve equal monthly installments commencing on the later of (a) the first day of the month following the date on which fee ownership of the land is vested in Owner, or (b) the Effective Date of this Agreement and continuing on the first day of each month thereafter during the term of this Agreement. In the event the number of planted acres changes, the fee will be adjusted accordingly as provided in a Management Fee Adjustment Addendum to be executed by the Parties, if any.

6.     Term. The effective term of this Agreement shall commence on the later of (a) the date on which fee ownership of the land is vested in Owner, and (b) the Effective Date of this Agreement and end on the Expiration Date set forth in the Summary of Key Terms and shall thereafter continue from Fiscal Year to Fiscal Year until terminated as provided herein, unless otherwise terminated pursuant to this Paragraph 7 or Paragraph 8. Either Party may terminate this Agreement as to subsequent Fiscal Years by giving the other Party written notice of termination at least thirty (30) days prior to the commencement of the next Fiscal Year.

7.     Termination. This Agreement shall terminate on expiration of the term hereof, or at CAPS election, upon Manager’s breach hereof, five (5) days after written notice thereof to Manager, if Manager shall not have cured the default within such five (5) day period, or, if a longer period is reasonably necessary to cure the default, such longer period as may be reasonably necessary to cure the default not to exceed fifteen (15) days. CAPS’ obligation to reimburse Manager for Reimbursable Expenses incurred prior to termination, and to pay the Management Fee to the extent attributed to the period prior to termination, and Manager’s obligations to defend and indemnify as provided in Paragraphs 10, 11 and 12 as to events, acts or omissions taking place prior to the termination, shall survive the termination of this Agreement.

8.     Termination in Event of Partial or Complete Sale. In the event all or a portion of the Land is sold, CAPS may terminate this Agreement as to all or the portion sold upon thirty (30) days notice to Manager. If only a portion of the Land is sold resulting in termination of this Agreement as to the portion sold then Reimbursable Expenses, charges and Management Fees as provided in Paragraphs 4 and 5 of this Agreement and any other expenses, charges and fees payable to Manager and based upon per acre and/or per month rates under this Agreement shall be reduced by the proportionate amount of the Land sold and the Management Fee shall be adjusted to reflect the remaining acres and crops to which such remaining acres are planted, with the monthly installments thereof to be adjusted accordingly.

9.    Financing. Manager shall be solely responsible for obtaining its own financing as necessary to perform its obligations hereunder and cover Manager’s expenditures prior to reimbursement as provided under this Agreement. CAPS shall be solely responsible for obtaining any necessary financing for amounts set forth in the Approved Budget and reimbursement to Manager under the terms of this Agreement.

    10.    Liability of and Indemnification

(a)    By Manager. Manager shall perform its obligations with diligence, good faith and consistent with customary agricultural and farming practices employed in the general geographical vicinity of the Land. However, it is understood by CAPS that the result of agricultural operations cannot be predicted with certainty. Manager shall not be liable for any loss of, or damage to the real or personal property, including permanent and other growing crops on the Land, resulting from acts of God or other hazards of farming, including without limitation, rain, hail, frost, flooding, wind storms, and theft of materials and supplies, or other causes except to the extent that such loss or damage is caused by Manager’s negligence or willful misconduct (whether by act or omission).

    Manager hereby agrees to indemnify, defend and hold CAPS, Owner and their affiliates and each of their respective officers, directors, agents and employees (collectively, the “Owner Indemnified Parties”) and the Land free and harmless from and against any and all loss, cost, damage, expense, claim or liability including personal injury, loss of life and/or property damage that results from any breach of this Agreement by Manager or the negligent or willful acts or omissions of Manager or its agents or employees in performing Manager’s management, maintenance, and farming obligations hereunder, including without limitation any liability for unpaid invoices, employment taxes and insurance. Manager shall promptly pay all costs, fees, expenses, taxes and premiums incurred as a result of or associated with Manager’s management of the farming operation on the Land. Manager shall keep the Land free from any and all mechanics’ or similar liens or charges resulting from such the farming operation located on the Land. Manager’s obligations under this paragraph shall continue notwithstanding the termination of this Agreement for any reason.

    (b)    By CAPS/Owner. CAPS and Owner hereby agree to indemnify, defend and hold Manager and their affiliates and each of their respective officers, directors, agents and employees (collectively, the “Manager Indemnified Parties”) free and harmless from and against any and all loss, cost, damage, expense, claim or liability including personal injury, loss of life and/or property damage that results from any breach of this Agreement by CAPS or Owner or the negligent or willful acts or omissions of CAPS or Owner, or their agents or employees with respect to the Property, provided that any this shall not apply to any condition of the Property existing on the date that Owner acquired fee title to the Property from Manager, nor to any condition which arises after the commencement of this Agreement of which Manager is aware and which they have not provided written notice to CAPS thereof. Owner’s and CAPS’ obligations under this paragraph shall continue notwithstanding the termination of this Agreement for any reason.

    11.    Chemicals and Other Substances. No fertilizer, herbicide, pesticide, poison, chemical, or other foreign substance, except those approved by the United States Department of Agriculture and by the State Department of Agriculture and any other relevant governmental agency or authority, shall be applied by the Manager or any employee or agent or person acting on its behalf to the Land or crops growing thereon or brought onto or stored on the Land. The use of any such substance by the Manager shall be in strict conformity with the manufacturer’s instructions and all governmental restrictions respecting the manner and timing of application thereof. No experimental fertilizer, chemical, pesticide or herbicide shall be applied to the Land or to the crops growing thereon except with CAPS prior written consent. Manager shall maintain records in accordance with sound business practices and all pertinent governmental regulations respecting the time, place, quality, quantity, kind, and method of application of all such substances as may be utilized by the Manager, and shall furnish to CAPS, upon request, true and correct copies thereof. All such pesticides, fertilizers, herbicides or other toxic or hazardous materials and containers in which they are shipped, stored or mixed shall be used, stored, handled and disposed in strict compliance with all applicable statutes and governmental regulations.

Manager shall prepare, keep and make available to CAPS, all required Pesticide and Chemical Use Reports, which reports shall be the property of Owner and delivered to CAPS annually, or more frequently if requested by CAPS.

Nothing in this Section 11 shall be construed in a way to permit the use of pesticides, fertilizers, herbicides or other toxic or hazardous materials in such a way which will terminate or jeopardize the Leading Harvest Program designation without the express written agreement of CAPS to terminate, or risk termination, of such certification.

Manager hereby expressly indemnifies and holds the Owner Indemnified Parties and the Land harmless from and against all loss, cost, damage, claims, expense or liability arising from or related to its or any of its employee’s or agent’s use, handling, mixing, storing or disposing of any such materials except as permitted in this paragraph, and including without limitation the loss of Leading Harvest Program designation. Owner and CAPS shall have the right to inspect the Land from time to time to confirm Manager’s compliance with this paragraph.

    12.    Employment and Labor Matters.

(a)All matters pertaining to the employment of any employees engaged by Manager to provide service under this Agreement are and shall continue to be the sole concern and responsibility of the Manager, who is in all respects the employer of such employees and who agrees to comply with all applicable laws and regulations pertaining to the employment of such employees, including without limitation all laws and regulations having to do with immigration and naturalization matters, worker’s compensation, social security, unemployment insurance, hours of labor, wages, Occupational Safety and Health Act (“OSHA”) rules and regulations, working conditions, citizenship status, and like subjects affecting employers as such. Except as set forth in Paragraphs 3 and 4 of this Agreement and subject to the Approved Budget, the costs associated with such compliance shall be reimbursed to Manager by CAPS. Under no circumstances shall any employees, contractors, laborers or other persons hired by Manager be considered or deemed to be employees of CAPS, Owner or any of their respective affiliates. As more fully set forth in Paragraph 13, this Agreement is not one of agency, but one in which the Manager is engaged independently in the business of managing and operating the Property on its own behalf subject to the limits herein provided, and all employment arrangements are therefore solely its concern. If applicable, Manager may list the physical address of the Property in accordance with applicable Temporary Agricultural Employment of Foreign Workers (H-2A).

(b)Manager hereby represents to CAPS that it is not a party to a labor union contract or collective bargaining agreement, nor will it seek to become a party to any such agreement during the term of this Agreement which in any manner binds CAPS, the Owner or the Land as a party or successor or obligates CAPS or the Owner or any subsequent owner of the Land to bargain with any union or labor organization as a successor in interest to Manager. Manager will indemnify and hold the Indemnified Parties and the Land harmless from and against any and all loss, cost, damage, claim, liability or expense that it many incur as a result of Manager’s breach of this Section 12. This section is not intended to cause Manager to refuse to bargain in good faith in accordance with applicable law, nor will its provisions result in liability against Manager for actions by its employees beyond its control.

13.     Relationship of Parties; Independent Contractor. This Agreement is not one of general agency by Manager for CAPS or Owner, but rather is solely one in which Manager is retained as an independent contractor engaged independently in the business of managing and operating the Property. Nothing contained in this Agreement, nor any act of the parties, shall constitute or be deemed or construed by the parties or by any third person to be or create a partnership, joint venture, agency, employer/employee or any other relationship between CAPS and Manager or Owner and Manager other than the relationship of independent contractor. Manager is not a general agent of CAPS or Owner and except as expressly provided herein, Manager may not contract for or otherwise bind CAPS or Owner. Without limitation of the foregoing, in no event shall Manager have the right to enter into any contract or agreement which may be binding upon CAPS, Owner or the Property, except as expressly permitted by this Agreement or as otherwise expressly approved by CAPS. All persons, contractors or firms secured by Manager shall be employees of Manager or independent contractors to Manager and not the employees of CAPS or Owner or independent contractors to CAPS or Owner. Manager shall act in a fiduciary capacity with respect to the proper protection of and accounting for Owner’s assets as provided in 29 U.S.C.S. 1104(a)(l)(A)(B).
14.    Limitations on Authority of Manager. Manager’s authority hereunder shall be limited to carrying out the objectives of this Agreement and the plans and budgets approved by CAPS and to do all things reasonably necessary to carry out such objectives; provided, however, that Manager shall have no power to lease, sell, convey, or encumber the Land or any part thereof, or any Improvements, or take any action which is contrary to any specific budgets, plans, policies, objectives, directions or written instructions provided to the Manager by CAPS, which budgets, plans, policies, objectives, directions or instructions will be consistent with the objectives of this Agreement. Manager may not remove from the Land any Improvements or components thereof or any equipment that does not belong to Manager, except to obtain repairs or for storage, without the written consent of CAPS. Manager may not offer to sell, sell or enter into any agreements to sell any crops produced on or other products of the Land; provided that the foregoing limitation is not intended to prohibit Manager from exercising its responsibilities under Section 1(a) above to assist CAPS in arranging the sale or marketing of the crops. Manager may not remove any permanent plantings from the Land without CAPS’ prior written consent, except for the routine removal and replacement of dead or diseased plants.

15.    Title to and Disposition of Products. Any crops grown on the Land and any products or by-products derived therefrom shall remain the sole property of Owner, under the charge of its agent, CAPS. Manager may not enter into contracts for the sale of such products, unless such contracts are approved in advance in writing by CAPS.

16.    Right of Entry. CAPS and Owner, and persons designated by them, shall have the right to enter upon the Land at any time for any lawful purpose.

    17.    Audit Rights.

    (a)    During the term of and for a period of ten (10) years after the expiration or termination of this Agreement, each of CAPS and the Owner shall have the right to have any person or entity designated by CAPS or the Owner, as applicable, including an independent public accountant or auditor and/or any federal or state auditor, to inspect, review and/or audit, any books, records and supporting documents relating to this Agreement and/or the subject matter of this Agreement (the “Records”). In the event such right is exercised and upon no less than ten (10) business days’ prior written notice by CAPS or the Owner, as applicable, the Manager agrees to permit reasonable access to its premises and the Records during Manager’s normal business hours; provided that for a formal audit by an independent public accountant or auditor and/or any federal or state auditor, CAPS or the Owner, as applicable, shall attempt to give at least 30 days notice to the maximum extent practicable. Each of CAPS and the Owner shall have the right, in connection with any such inspection, review and/or audit, to have one or more members of its staff present at all times. During the term of and for a period of ten (10) years after the expiration or termination of this Agreement (or for any longer period of time that may be required by any applicable law relating to the retention of the Records), the Manager shall maintain and retain the Records, at its sole expense. In the event CAPS or the Owner and/or either of their respective designees are in the process of conducting such an inspection, review and/or audit upon the expiration of the ten (10) year access and/or retention periods described herein, then this Section 17 shall survive in its entirety until the conclusion of such inspection, review and/or audit, in CAPS or the Owner’s or their respective designee’s reasonable determination. For the avoidance of doubt, the scope of any inspection, review and/or audit under this Section 17 may include, without limitation, the Manager’s compliance with the terms of this Agreement, compliance with any applicable foreign, federal, state and/or local law or regulation, an assessment of risks and controls and/or the source and application of the Owner’s funds.

(b)    The Manager shall use best efforts to cooperate with CAPS or the Owner and any person or entity designated by CAPS or the Owner in connection with any inspection, review and/or audit under this Section 17 including, without limitation, causing its relevant and knowledgeable employees and/or representatives to be available to assist and to respond to reasonable inquiries and requests of CAPS, the Owner and/or either of their designees. The Manager shall respond (including, if relevant and appropriate, with an action plan) within a reasonable time to any reports, findings and/or assessments provided to the Manager by CAPS, the Owner and/or either of their designees, and the Manager shall provide a copy of all such responses to CAPS or the Owner, as applicable. The Manager acknowledges and agrees that any such report, finding and/or assessment is intended for the sole use and for the benefit of CAPS and/or the Owner, as applicable.

(c)    Except as set forth herein, CAPS or the Owner shall bear the costs of any inspection, review and/or audit described in this Section 17. However, in the event, CAPS, the Owner and/or either or their designees conclude that the Manager overcharged CAPS or the Owner or that the Manager engaged in or committed (including through its intentional or negligent acts or omissions) any fraud, misrepresentation and/or non-performance, then the Manager shall be obligated to reimburse CAPS or the Owner, as applicable, for the total costs of inspection, review and/or audit no later than ninety (90) days after CAPS or the Owner’s request for reimbursement thereof. The Manager’s reimbursement obligation herein shall be in addition to all other rights, remedies and damages available to CAPS and/or the Owner at law or in equity, which shall not be deemed waived or relinquished in any way because of the Manager’s additional reimbursement obligation hereunder. Manager reserves the right to reconciliation to the extent such an inspection, review and/or audit identified reimbursable expenses not previously invoiced during the period of the Agreement,
18.    No Restrictions. Nothing contained in this Agreement shall be construed so as to prohibit either party or any firm or corporation in any way affiliated with either of them from owning, operating, or investing in any agricultural, ranching, farming or any other type of real estate development either in the state where the Land is located or elsewhere, provided such activities do not interfere with the affected party’s ability to properly perform its obligations under this Agreement.

19.     Notice. All statements, notices, demands, requests and payments from one party to another shall, unless otherwise specified herein, be delivered personally, sent via overnight delivery service or sent by mail, postage prepaid, to the addresses stated below:

CAPS/OWNER:    Capital Agricultural Property Services, Inc.
7108 N. Fresno Street, Ste 400
Fresno, California 93720

MANAGER:        Limoneira Company
                1141 Cummings Road
Santa Paula, CA 93060
Attention: Mark Palamountain
Phone: (805) 525-5541

or such other addresses as the parties may hereafter designate to each other in writing.

20.     Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State.

21.    Interpretation. The parties agree that each has reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any revisions or amendments hereto.

22.     Captions. In this Agreement, captions of the sections and paragraphs are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in interpretations, construction or meaning of the provisions hereof.

23.     Assignment. The rights and obligations of the Manager under this Agreement shall not be assigned without the prior written consent of the other party.

24.     Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

25.     Operation in Accordance with Law. Manager shall, at all times, use its best efforts to apprise itself of all Federal, State, local and other governmental laws and regulations applicable to its operations hereunder, including, without limitation, all applicable requirements of the Immigration Reform and Control Act of 1986, the Fair Labor Standards Act, as amended, and all regulations and orders of the United States Department of Labor issued thereunder, and all other governmental agencies or departments with jurisdiction over Manager, the Land or the operation thereof; and all laws, ordinances and regulations relating to the use, storage, mixing, handling, disposal or application of all insecticides, herbicides, pesticides or other hazardous or toxic materials on or about the Land and any containers in which they are shipped, handled, mixed or stored and to comply (and cause any agent or independent contractor engaged by Manager to comply) with all applicable Federal, State, local and governmental laws and regulations. Manager shall, at all times, maintain (and cause any agent or independent contractor engaged by Manager to maintain) all licenses applicable to its operations hereunder as may be required by the applicable governmental agencies or departments with jurisdiction over Manager, the Land or the operation thereof, and the Manager shall furnish CAPS upon demand with a copy of all such licenses.

26.     Amendment. This Agreement shall not be amended, modified or changed except in writing and signed by the parties hereto.

27.    Attorney’s Fees. In the event a legal proceeding is instituted to enforce any provision hereof or rights granted hereby, including the recovery of damage or enforcement of the right of indemnification, the party prevailing in such action may recover its costs thus incurred, including reasonable attorney’s fees.

    28.    Warranty of Authority. CAPS hereby warrants to Manager that it is a duly authorized agent for Owner and has full authority to enter into this agreement as Owner’s agent.

29.    Confidentiality. Manager shall use commercially reasonable efforts not to disclose nor to permit any employee, agent or contractor of Manager to, disclose any Confidential Materials/Information, as defined below, whether orally or in writing, to any person, entity, governmental agency or other party except for (a) employees, agents or contractors of Manager, Manager’s affiliates and third party consultants providing or assisting in Manager’s business who have a reasonable need to know such Confidential Materials/Information and who are bound by a confidentiality agreement with Manager containing the provisions set forth in this Section and under which CAPS and Owner are third party beneficiaries, (b) disclosures required by law, rule or regulation, and (c) disclosures to any regulatory, self-regulatory or supervisory authority having jurisdiction over Manager. The term “Confidential Materials/Information” shall mean any documents, information or other materials relating to the Property obtained by Manager as a result of its status as Manager under this Agreement other than that (i) which is or hereafter becomes part of the public domain without any violation of this provision; or (ii) which is received by the Manager from a third party unless the Manager has knowledge that the third party is prohibited from transmitting the material or information to the Manager by a contractual, legal or fiduciary obligation. In the event that the Manager is requested or shall become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any of the Confidential Materials/Information, Manager will, unless expressly prohibited by such process from doing so, provide CAPS with prompt written notice of such request so that the CAPS or Owner may seek a protective order or other appropriate remedy to prevent such production. In the event that such a protective order or other protective remedy is not obtained, the Manager will use commercially reasonable efforts to (i) furnish only that portion of the Confidential Materials/Information which is legally required and (ii) assist CAPS (at CAP’S cost and expense) in obtaining assurances that confidential treatment will be accorded such Confidential Materials/Information. Manager may disclose Confidential Materials/Information to its auditors who are bound by a confidentiality agreement with Manager containing the provisions set forth in this Section and under which CAPS and Owner are third party beneficiaries. Manager shall not use, and shall take all steps reasonably necessary to prevent any employee, agent or contractor of Manager from using, any Confidential Materials/Information for any purpose other than for the purpose of discharging Manager’s duties under this Agreement. Manager shall take all steps reasonably necessary to safeguard the internal confidentiality of all Confidential Materials/Information and shall return the same to CAPS upon termination of this Agreement.

30.    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT THAT IT MAY HEREAFTER BE PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES (EACH A “DISPUTE”, AND COLLECTIVELY, ANY OR ALL, THE “DISPUTES”) OF ANY KIND WHATSOEVER THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, ANTITRUST CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON-LAW OR STATUTORY CLAIMS. THE PARTIES FURTHER WARRANT AND REPRESENT TO ONE ANOTHER THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS OWN CHOOSING, OR HAS HAD AN OPPORTUNITY TO DO SO, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL.

31.    License to Use Residential Homes. As additional consideration for Manager’s services under this Agreement, Owner hereby grants to Manager a license to use the residence(s) described in the Summary of Terms, and the appurtenances and curtilage associated therewith (whether one of more, referred to herein as the “Residence”). The license with respect to the Residence (the “License”) will be on the terms and conditions set forth on Exhibit B, attached hereto and incorporated by reference as if fully set forth herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Farm Management Agreement, as of the day and year first above written.

MANAGER:

LIMONEIRA COMPANY,
a Delaware corporation

By: /s/ Harold S. Edward_________________________
HAROLD S. EDWARDS
Chief Executive Officer

By: /s/ Mark Palamountain_________________________
MARK PALAMOUNTAIN
Secretary and Chief Financial

CAPS:

CAPITAL AGRICULTURAL PROPERTY SERVICES, INC.,
a Delaware corporation

By: /s/ Fendley Ragland
FENDLY RAGLAND
Vice-President